SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K/A
Amendment No. 1

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 4, 2009

ULTRA CLEAN HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50646		61-1430858
(Commission File Number)		(IRS Employer Identification No.)

26462 CORPORATE AVENUE, HAYWARD, CA		94545
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: (510) 576-4400

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Amendment No. 1 to the Current Report on Form 8-K filed by Ultra Clean Holdings, Inc. on February 5, 2009 (the "Original 8-K") is being filed to (1) correct an error in the Original 8-K which misstated the interest rate on the new term loan and (2) incorporate by reference the information under Item 1.01 in the Original 8-K under Item 2.03.

The text of Item 1.01 in the Original 8-K follows with the interest rate correction and reference to Exhibit 10.1 in the Original 8-K.

Item 1.01 Entry into a Material Definitive Agreement.

On February 4, 2009, Ultra Clean Technology Systems and Services, Inc. and UCT Sieger Engineering LLC (the "Borrowers"), each a wholly-owned subsidiary of Ultra Clean Holdings, Inc. (the "Company"), entered into a Sixth Amendment to the Loan and Security Agreement and Amendment to Guaranty (the "Loan Amendment") with Silicon Valley Bank (the "Lender") to amend the Loan and Security Agreement dated as of June 29, 2006 between the Borrowers and the Lenders (the "Loan Agreement") and to amend the Unconditional Guaranty by the Company in favor of the Lender in connection with the Loan Agreement.

The Loan Amendment extends the maturity on the credit facilities to January 29, 2012, while reducing the revolving line of credit to $20 million from $25 million (subject to the borrowing base maximum), based on the Borrowers' request, and providing for a new term loan of $3 million. The interest on outstanding loans under the revolving line of credit is amended to a rate per annum of prime rate plus 0.25%, and the interest rate on the new term loan is a rate per annum of prime rate plus 0.75%, each subject to a prime rate floor of 4.00%. The Borrowers are required to pay an unused line fee of 0.40% per annum payable monthly in arrears on the unused portion of the revolving line.

The Loan Amendment amends the financial covenants to include a maintenance of a minimum monthly tangible net worth and a minimum monthly liquidity coverage ratio, each as defined and further described in the Loan Amendment.

The foregoing description is qualified in its entirety by reference to the Loan Agreement, as amended, attached as Exhibits 10.1 to the Original 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Information set forth in Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ULTRA CLEAN HOLDINGS, INC.

Date:	February 5, 2009	By:	/s/ Jack Sexton
			Name:	Jack Sexton
			Title:	Vice President and Chief Financial Officer